EXHIBIT 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH THE SYMBOL “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.
SHAREHOLDER AGREEMENT
dated as of May 17, 2007
among
INVERNESS MEDICAL SWITZERLAND GMBH,
PROCTER & GAMBLE INTERNATIONAL OPERATIONS, SA
and
SPD SWISS PRECISION DIAGNOSTICS GMBH

***	Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Index

Accounting Period	38
Acquiring Shareholder	29
Adjusted Capital Account Deficit	39
Affiliate	39
Agreement	1
Allocated Value	21
Arbitration Request	36
Articles of Incorporation	39
Bankrupt Shareholder	34
Beneficial Owner	39
Board of Managers	5
Breaching Shareholder	34
Business Day	39
Business Plan and Budget	7
Capital Account	11
Capital Contribution	39
Cardiology Field	40
Carve Out Business	32
Chairperson	5
Change of Control	40
CO	41
Code	41
Company	1
Company Minimum Gain	41
Company to IMA License Agreement	41
Company to P&G License Agreement	41
Consumer Channel	41
Consumer Diagnostics Business	1
Contracting Party	3
Debt	41
Depreciation	41
Determination Date	21
Developing Shareholder	29
Diabetes Field	41
Distributable Cash	41
Excluded Fields	42
Fair Market Value	42
Field	42
Financial Investor	42
Fiscal Year	42
GAAP	42
Governmental Entity	42
Gross Asset Value	42
IMA	1
IMA License Agreement	5
IMS	1
IMS Contribution Agreement	1
IMS’s Valuation	29
Indemnified Party	22
Initial Business Plan and Budget	25
Initial Period	43
Initial Term	2
Intellectual Property	43
Intellectual Property Rights	44
Interim Third Party Business	27
Kunz	1
Lanter	1
Law	44
Legal Proceeding	44
Lien	44
Liquidation Agent	24
Majority of Managers	6
Manager	5
Material Adverse Effect	44
Material Breach	44
Net Losses	44
Net Profits	44
New Business	26
Non-Breaching Indemnitee	34
Non-Breaching Shareholder	35
Nonrecourse Deductions	45
Nonrecourse Liability	45
Non-Selling Shareholder	21
Non-Transferring Shareholder	19
Option Agreement	45
Ordinary Course Capex Reserve	25
P&G License Agreement	5
Participation Notice	19
Percentage Interest	45
Person	45
PGIO	1
PGIO Contribution Agreement	1
PGIO’s Valuation	29
Purchase Agreement	1
Purchased CD Business	1
Regulatory Allocations	14
Renewal Term	2
Representative	45
Required Working Capital Balance	25
Restricted Third Party	19

v

Sale Event	45
Sale Notice	21
Schedule	45
Securities Act	17
Securities Filings	15
Selling Shareholder	20
Share	46
Share Capital	46
Share Capital Percentage	46
Share Transfer Agreement	1
Shareholder In-License Agreement	20
Shareholder In-License Agreements	46
Shareholder New Business	26
Shareholder New Business Proposal	27
Shareholder Nonrecourse Debt	46
Shareholder Nonrecourse Debt Minimum Gain	46
Shareholder Nonrecourse Deductions	46
Shareholders	1
Strategic Investor	46
Subsidiary	46
Tag-Along Election	20
Tax Matters Partner	17
Tax Year	46
Term	2
Third Party	46
Third Party New Business	26
Transaction Agreements	46
Transfer	47
Transferring Shareholder	19
Treasury Regulations	47
US JV	47
US JV LLC Agreement	47
Waiver	48

SHAREHOLDER AGREEMENT, dated as of May 17, 2007 (this “Agreement”), among Inverness Medical Switzerland GmbH, a Swiss company (“IMS”), Procter & Gamble International Operations, SA, a Swiss corporation (“PGIO” and together with IMS, the “Shareholders”) and SPD Swiss Precision Diagnostics GmbH, a Swiss company (the “Company”).
Introduction
     The Company was formed on December 19, 2006, by Dominique Kunz (“Kunz”) and Marco Lanter (“Lanter”), each a resident of Switzerland, on behalf of IMS. In connection with the formation of the Company, each of Kunz and Lanter, on behalf of IMS, contributed CHF 10,000 to the Company and as consideration for such contribution received one quota (one Share of the Company, representing, immediately following such contribution, 50% of the outstanding Shares of the Company).
     Effective December 21, 2006, Kunz and IMS entered into a share transfer agreement, pursuant to which Kunz sold to IMS and IMS purchased from Kunz, one Share of the Company for a purchase price of CHF 10,000. Following the consummation of such sale and purchase, each of Lanter, on behalf of IMS, and IMS owned one quota (one Share of the Company, representing 50% of the outstanding Shares of the Company).
     On or prior to the date hereof, Lanter, on behalf of IMS, and PGIO entered into a Share Transfer Agreement (the “Share Transfer Agreement”), pursuant to which Lanter sold and PGIO purchased the Share of the Company owned by Lanter, on behalf of IMS, for a purchase price of CHF 10,000. Immediately following such sale and purchase, each of IMS and PGIO owned 50% of the Company’s outstanding Shares.
     Inverness Medical Innovations, Inc, a Delaware corporation (“IMA”), and certain of its Subsidiaries (including IMS) are in the business of human diagnostics and/or monitoring including developing, manufacturing, marketing, selling and distributing human diagnostics and monitoring products for sale and distribution through over-the-counter channels, including retail outlets and emerging channels located in such retail outlets (the “Consumer Diagnostics Business”).
     On or prior to the date hereof, PGIO and IMS entered into an Amended and Restated Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which PGIO has agreed to purchase for cash consideration from IMS and certain of its Affiliates certain assets of the Consumer Diagnostics Business (the “Purchased CD Business”) on terms and conditions set forth therein. On or prior to the date hereof, PGIO, IMS and the Company entered into a PGIO Contribution Agreement (the “PGIO Contribution Agreement”) pursuant to which PGIO has agreed to contribute to the Company the Purchased CD Business and cash in the amounts of CHF 990,000 and $11,269,050. In consideration for PGIO’s contribution of CHF 990,000, PGIO’s share capital in the Company will be increased to CHF 1,000,000.
     On or prior to the date hereof, IMS, PGIO and the Company entered into an Amended and Restated Contribution Agreement (the “IMS Contribution Agreement”), pursuant to which IMS has agreed (a) subject to the exceptions set forth in the IMS Contribution Agreement, to contribute to the Company certain assets of the Consumer Diagnostics Business described in the IMS Contribution Agreement, and the Company will assume certain liabilities of the Consumer Diagnostics Business, as set forth in the IMS Contribution Agreement; (b) to contribute to the Company cash in the amounts of CHF 990,000 and $11,269,050; and (c) to contribute a promissory note in favor of the Company in an original principal amount of $22,326,000. In consideration for IMS’s contribution of CHF 990,000, IMS’s share capital in the Company will be increased to CHF 1,000,000. Immediately after the Closing (as defined in the IMS Contribution Agreement), IMS and PGIO shall each own 50% interest in the Company.
     The Shareholders desire to enter into this Agreement for the purpose of regulating certain aspects of the Shareholders’ relationships with regard to the Company and each other.
     Certain capitalized terms have the meanings assigned to them in Section 16.2 or as otherwise provided in this Agreement.
     For good and valuable consideration, the parties, intending legally to be bound, hereby agree as follows:
ARTICLE 1
General Provisions
     Section 1.1 Term. This Agreement shall enter into effect as of the date hereof, and continue for an initial period of 25 years (the “Initial Term”), or until the earlier dissolution of the Company as provided by its Articles of Incorporation and by Law. The Initial Term shall automatically be renewed for successive terms of 10 years (each such term being a “Renewal Term”) unless either Shareholder gives written notice not to renew the Initial Term or any Renewal Term three years prior to the expiration of the Initial Term or any Renewal Term. The Initial Term and any Renewal Term shall be referred to herein as a “Term.”
ARTICLE 2
Shareholders
     Section 2.1 Shareholders. Each of the Persons listed on Schedule I hereof is a Shareholder of the Company. The rights and liabilities of the Shareholders shall be as provided in the CO, except as is otherwise expressly provided herein. Whenever the Shares and Capital Contributions of Shareholders are changed in accordance with this Agreement, Schedule I shall be amended to record any such changes. However, the failure to amend Schedule I shall not impair the effectiveness of any change in Shares effected in accordance with this Agreement.
     Section 2.2 Rights and Powers of Shareholders; No Management. The Shareholders shall not have any right or power to act for or bind the Company in any way, except for the rights and powers of the Shareholders specifically set forth in this Agreement, the inalienable rights and powers of Shareholders set forth in Article 810 of the CO and, to the extent not inconsistent with this Agreement, any other rights and powers provided to the Shareholders in the CO.

     Section 2.3 Transactions with Affiliates. Each Shareholder acknowledges and agrees that the conduct of the Company’s business may involve business dealings and undertakings with Shareholders and their respective Affiliates. With respect to any transaction between the Company on the one hand and a Shareholder or its Affiliate (a “Contracting Party”) on the other hand, all negotiations on behalf of the Company with respect to such transactions will be conducted by a Manager representing a Shareholder who is not a Contracting Party (or by an officer of the Company approved by such Shareholder to conduct such negotiations or take such actions).
     Section 2.4 Shareholder Voting Rights. No Shareholder has any voting or consenting right except with respect to those matters specifically reserved for a Shareholder vote or consent which are set forth in this Agreement or as required by the CO. Whenever the vote or consent of Shareholders is permitted or required under this Agreement, such vote or consent may be given in person at a meeting, by a duly authorized representative, in writing, by facsimile or by comparable electronic transmission (to be followed by original signatures, if necessary or desired). Unless otherwise expressly provided in this Agreement or by the CO, Shareholders who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Shareholders vote or consent, may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the particular matter is approved by the Shareholders. The Shareholders shall be entitled to vote or consent in a manner consistent with their own interests when such interests are not, or may not be, consistent with the interests of the Company or the Shareholders as a whole.
     Section 2.5 Shareholders’ Meetings. A Shareholders’ meeting may be called by the Board of Managers or any Shareholder for any matter that is appropriate for consideration at such meeting. Each meeting of Shareholders shall be conducted by such Persons as the Shareholders may designate.
     Section 2.6 Telephonic Meetings. Shareholders’ meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Shareholders’ meetings can hear one another at the time of such Shareholders’ meeting. Participation in a Shareholders’ meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Shareholders’ meeting. Following such telephonic or similar meeting, the Shareholders will confirm the resolutions in writing in a circular resolution.
     Section 2.7 Notice of Meetings. Written notice of each Shareholders’ meeting shall state the place, date and time of such Shareholders’ meeting, and the agenda of the business to be transacted. Notice shall be given in the manner prescribed in Section 16.1 not fewer than 10 days nor more than 20 days before the date thereof.
     Section 2.8 Unanimous Shareholder Consent. No action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the unanimous consent of the Shareholders:
     (a) acts in contravention of this Agreement;

     (b) any transaction that would result in a Sale Event, subject to the Option Agreement;
     (c) the issuance or sale of any additional Shares, including any options, warrants or other rights to purchase Shares or any other securities convertible into Shares;
     (d) the issuance or incurrence of Debt by the Company in excess of $* * * or the equivalent amount in Euros;
     (e) the making of any election under the Code or the Treasury Regulations and Internal Revenue Service guidance issued thereunder;
     (f) the admission of any additional Shareholders to the Company (other than in connection with Transfers of Shares in accordance with Section 7.1);
     (g) the reorganization of the Company, including conversion of the Company into another form of entity;
     (h) voluntary bankruptcy of the Company;
     (i) any transaction to liquidate or dissolve the Company; provided, however, that the Shareholders agree to adopt a resolution or take such other actions as may be necessary for the dissolution of the Company prior to the expiration of the Term such that the Company will be dissolved upon expiration of the Term;
     (j) any transaction between the Company and any Shareholder or Affiliate of any Shareholder (other than transactions pursuant to the terms and conditions of any Transaction Agreement or any agreement between the Company and a Shareholder or an Affiliate of a Shareholder that has been approved in accordance with this Section 2.8, excluding (for the avoidance of doubt) any amendment, modification, consent, waiver or acquiescence with respect to such agreement);
     (k) the entry by the Company or any Subsidiary of the Company into a new line of business or a New Business in accordance with Article 12;
     (l) the appointment or dismissal of the Chief Executive Officer and the Chief Financial Officer and any other senior officers required to be appointed by the Shareholders pursuant to Article 810 para. 2 CO, but subject to Section 4.1;
     (m) any contribution of property to the Company by a Shareholder to the extent that such contribution will increase such Shareholder’s Share ownership;

* * *	REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     (n) any sublicensing by the Company of Intellectual Property Rights licensed or sublicensed to the Company pursuant to (i) the License Agreement by and among IMA, IMS and the Company, dated as of the date hereof (the “IMA License Agreement”), (ii) the License Agreement by and between The Procter & Gamble Company and the Company, dated as of the date hereof (the “P&G License Agreement”) and (iii) the Sublicense Agreement by and between US JV and the Company, dated as of the date hereof;
     (o) any increase of the quota (share) capital; or
     (p) the entering into any commitment to do any of the things set forth in (a) — (o) above in this Section 2.8 unless expressly conditioned upon the approval required under this Section 2.8.
     Section 2.9 Written Consent. Any action required or permitted to be taken at any Shareholders’ meeting may be taken without a meeting if all Shareholders consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.
     Section 2.10 General Voting Obligation. Each Shareholder agrees to take all actions legally required pursuant to the CO, including voting its Shares and, if necessary, convening, attending and voting at a Shareholders’ meeting, in order to fulfill the obligations, and to permit each Shareholder to exercise its rights, under this Agreement.
ARTICLE 3
Board of Managers
     Section 3.1 Board of Managers. Except as otherwise provided in this Agreement, the day to day business and affairs of the Company shall be managed under the direction of a Board of Managers (the “Board of Managers” and each member thereof, a “Manager”) appointed by the Shareholders as provided in Section 3.2 below. Except where the Shareholders’ approval is expressly required by this Agreement or the CO, the Board of Managers shall have authority, power and discretion to make decisions with respect to the Company’s business.
     Section 3.2 Managers. The Board of Managers of the Company shall consist of six Managers, of which three Managers shall be designated by IMS and three Managers shall be designated by PGIO. The Shareholders shall take all action, including the voting of their Shares, (a) to elect the Managers designated by IMS and PGIO respectively in accordance with the foregoing, (b) to remove, with or without cause, a Manager at the request of the Shareholder that designated such Manager and (c) to fill the resulting vacancy in accordance with the following sentence. Upon the death, incapacity, resignation or removal of a Manager or other vacancy on the Board of Managers, the Shareholder that designated the Manager the departure of which created such vacancy, shall have the right to nominate for election a replacement Manager, and the Shareholders shall so elect such replacement Manager. Each Manager shall have one vote on all matters to be decided by the Board of Managers.
     Section 3.3 Chairperson. One Manager shall be appointed to act as chairperson (the “Chairperson”) of the Board of Managers. Appointment of the Chairperson shall be made by the Managers appointed by one Shareholder the first year of the term and by the

Managers appointed by the other Shareholder the following year of the term, such Chairperson appointment to alternate from year to year thereafter from the Managers appointed by each Shareholder, respectively. In the absence or unavailability of the Chairperson, any two Managers may take the actions designated herein to be taken by the Chairperson; provided that the two Managers are not appointed by the same Shareholder.
     Section 3.4 Meetings of Board. The Board of Managers shall hold regular meetings no less frequently than once every fiscal quarter and the Chairperson shall establish meeting times, dates and places and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Chairperson, each meeting of the Board of Managers will be held at the Company’s principal place of business; provided that provision shall be made for telephone participation in each meeting, and participation in a meeting of the Board of Managers via conference telephone or similar communications equipment constitutes presence in person at such meeting so long as all Persons participating in such meeting can hear one another at the time of such meeting. The Board of Managers shall cause written minutes of all actions taken by it to be signed by the Chairman and the Secretary and to be distributed to all Managers promptly after the related meeting.
     Section 3.5 Notice of Meetings. Written notice of each meeting of the Board of Managers shall state the place, date and time of such meeting, and the general nature of the business to be transacted (if not otherwise set forth in the agenda delivered pursuant to Section 3.7). Notice shall be given in the manner prescribed in Section 16.1 not fewer than two days before the date thereof. Receipt of notice of a particular meeting may be waived, in writing, by any Manager either before or at such meeting, and shall be deemed to have been waived by any Manager who participates in such meeting, without protesting prior to the conclusion of such meeting the lack of notice of such meeting; provided that such Manager has been given an adequate opportunity at the meeting to protest such lack of notice (except where a Manager participates in the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting has not been convened properly under this Agreement).
     Section 3.6 Quorum. At all meetings of the Board of Managers, the presence of a majority of the Managers of the Board of Managers shall be necessary to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may, in accordance with Section 3.5, adjourn and reschedule the meeting to a date no earlier than five days thereafter.
     Section 3.7 Agendas; Vote Required at Meetings. (a) The Chairperson shall prepare or direct the preparation of the agenda for, and preside over, meetings of the Board of Managers. The Chairperson shall deliver such agenda to each Manager at least two Business Days prior to the giving of notice of a regular or special meeting of the Board of Managers, and each Manager may add items to such agenda. The Board of Managers shall act by affirmative vote of a majority of the Managers, which majority shall include at least one Manager appointed by PGIO and one Manager appointed by IMS (such majority, a “Majority of Managers”). The authorization of any contract or transaction between the Company and one or more of the Managers, or between the Company and any other Person in which one or more of the Managers, are directors or officers, or have a financial interests, shall require the affirmative votes of a majority of the disinterested Managers. In the event of a vacancy on the Board of Managers for any reason, unless otherwise approved by the Shareholders, no action shall be taken by the Board of Managers until the vacancy is filled by the applicable Shareholder as long as filled within 30 days of notice given to a Shareholder by the other Shareholder.
          (b) Without limiting the generality of Section 3.1, the Company may not (without an affirmative vote of a Majority of Managers):
     (i) adopt or approve a business plan and budget for the Company (the “Business Plan and Budget”) or any material modifications thereof;
     (ii) launch any new product other than the products that are the Base Products under the Finished Product Purchase Agreement, dated as of the date hereof, between the Company, IMS and certain of its Subsidiaries;
     (iii) issue or incur Debt up to the amount subject to Shareholders’ approval in accordance with Section 2.8(d);
     (iv) enter into any agreement or incur any expenditure not provided for in the Business Plan and Budget involving amounts in excess of $* * *, or the equivalent amount in Euros, individually, or more than $* * *, or the equivalent amount in Euros, in the aggregate during any Fiscal Year;
     (v) file any material income or similar tax returns and reports;
     (vi) sublicense or license any of the Company’s Intellectual Property Rights, subject to the Shareholder approval requirement set forth in Section 2.8(n);
     (vii) enter into any material agreement of the Company (including any material amendment or modification thereof);
     (viii) take any enforcement or waiver actions regarding any material agreement between the Company and a Shareholder or an Affiliate of a Shareholder (including (x) any determination of a breach or potential breach thereunder, or (y) any determination relating to a waiver or acquiescence with respect to such agreement);
     (ix) appoint or dismiss (or alter the compensation of) any senior officers of the Company, other than appointment or dismissal (or alteration of the compensation) of the Chief Executive Officer, the Chief Financial Officer, and any other senior officers required, pursuant to art. 810 para. 2, to be appointed or dismissed by the Shareholders (who shall be appointed or dismissed pursuant to Section 2.8(l));

* * *	REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     (x) retain or otherwise appoint, or dismiss, the Company’s accountant and any primary legal advisor or financial advisor to the Company;
     (xi) commence or settle any litigation or arbitration to which the Company is, or is to be, a party involving amounts in question in excess of $* * * or the equivalent amount in Euros or enter into any agreement or court filing that * * *;
     (xii) market, or permit any distributor, commissionaire or sales agent to market, the Company’s products under a third party’s label brand except for private label brands in the ordinary course of business; or
     (xiii) commit to do any of the things set forth in (i)-(xii) above in this Section 3.7(b) unless expressly conditioned upon the approval required under this Section 3.7(b).
          Section 3.8 Special Meetings. Special meetings of the Board of Managers may be called (a) by the Chairperson or (b) by any two other Managers at any time and from time to time. Notice of each special meeting shall be given to each Manager on the Board of Managers by telephone, telecopy or similar method (in each case, notice shall be given at least 48 hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five days before the meeting), unless a longer notice period is established by the Board of Managers. Each such notice shall state (x) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (y) the purpose of the meeting to be so held.
     Section 3.9 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all Managers consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.
     Section 3.10 Compensation. The Managers shall not be entitled to compensation for services rendered to the Company in their capacity as Managers.
     Section 3.11 Observation Rights. Each Shareholder for so long as it shall be a Shareholder may from time to time designate no more than three (3) persons (or such greater number as the Board of Managers may determine) to attend all meetings of the Board of Managers in a nonvoting observer capacity; provided, however, that such observer agrees in writing to hold in confidence and trust all confidential and proprietary information provided or discussed at any such meeting so attended; and provided, further, that the Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

* * *	REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE 4
Officers
     Section 4.1 Officers. The Shareholders hereby create the offices of a Chief Executive Officer, a Chief Financial Officer and a secretary. The Shareholders shall have the power to create the offices of such other senior officers as are required by art. 810 para. 2 CO to be appointed or dismissed by the Shareholders, with such powers as the Shareholders deem appropriate as shall be determined by the Shareholders consistent with the terms of this Agreement. Subject to art. 810 para. 2 CO, the Board of Managers shall have the power to create such other officer positions with such powers as it deems appropriate as shall be determined by the Board of Managers consistent with the terms of this Agreement, including one or more Vice Presidents and one or more Assistant Secretaries. The officers of the Company shall have the power and authority to conduct the day-to-day operations of the Company in accordance with this Agreement. The Shareholders shall determine the signing authority of such officers.
     Section 4.2 Management in Accordance with Budget. The officers of the Company shall conduct the business and operations of the Company in accordance with, and subject to the limitations set forth in, any Business Plan and Budget in force from time to time.
     Section 4.3 Management Team. It is the intent of the Shareholders that each Shareholder’s contributions to the Company’s management team will reflect the core capabilities of such Shareholder, and that the Company’s management team will have balanced representation of each Shareholder. Accordingly, it is the Shareholders’ expectation that, unless the Shareholders agree otherwise, (a) individuals to serve as leaders of core efforts on marketing, sales, logistics, finance and supply chain management of the Company will be drawn principally from PGIO; provided, that any employee decisions made by PGIO with respect to the leaders of the core efforts in sales and marketing will not derogate or otherwise impair the Company’s access to the institutional knowledge of the CD Business (as defined in the IMS Contribution Agreement) provided by IMS and its personnel, including any employee transferred to, or providing services for, the Company, and (b) individuals to serve as leader of core efforts on research and development, human resources, new business development and legal will be drawn principally from IMS.
     Section 4.4 Duties and Authority of Officers.
     (a) Chief Executive Officer. The Chief Executive Officer shall supervise the daily operations of the business of the Company, and shall report to the Board of Managers. Subject to the provisions of this Agreement and to the direction of the Board of Managers, he or she shall perform all duties which are commonly incident to the office of chief executive officer of a corporation organized under Swiss Law or which are delegated to him or her by the Board of Managers. To the fullest extent permitted by Law, he or she shall have power to sign all contracts and other instruments of the Company which are authorized, to take actions and incur expenditures provided for in the Business Plan and Budget and shall have general supervision and direction of all of the other officers, employees and agents of the Company.
     (b) Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Managers.

     (c) Chief Financial Officer. The Chief Financial Officer shall have responsibility for establishing in accordance with the Business Plan and Budget the Required Working Capital Balance and the Ordinary Course Capex Reserve, subject to the supervision of the Board of Managers, and maintaining the financial records and accounting controls of the Company. He or she shall render from time to time an account of all such transactions and of the financial condition of the Company to the Board of Managers. The Chief Financial Officer shall also perform such other duties as set forth in this Agreement and as the Board of Managers or the Chief Executive Officer may from time to time prescribe.
     (d) Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Shareholders and the Board of Managers. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Managers or the Chief Executive Officer may from time to time prescribe.
     (e) Delegation of Authority. Subject to any limitations set forth in this Agreement or the CO, the Chief Executive Officer may from time to time delegate his or her powers and duties to the other officers of the Company.
     Section 4.5 Initial Chief Executive Officer and Chief Financial Officer.
     (a) Hilde Eylenbosch will be Chief Executive Officer of the Company for the Initial Period; provided that IMS shall have the right to remove Hilde Eylenbosch and nominate a successor (who shall be a qualified individual) as Chief Executive Officer of the Company any time during the Initial Period, subject to the approval of the Shareholders in accordance with Section 2.8 of this Agreement.
     (b) Riccardo Guitart will be Chief Financial Officer of the Company for the Initial Period; provided that PGIO shall have the right to remove Riccardo Guitart and nominate a successor (who shall be a qualified individual) as Chief Financial Officer of the Company any time during the Initial Period, subject to the approval of the Shareholders in accordance with Section 2.8 of this Agreement.
     (c) After the Initial Period, the Chief Executive Officer and the Chief Financial Officer of the Company shall be appointed by the Shareholders and in accordance with Section 2.8(l) of this Agreement.
ARTICLE 5
Capital Contributions
     Section 5.1 Capital Contributions. On or prior to the date hereof, each of IMS and PGIO shall have made capital contributions to the Company of CHF 1,000,000 in cash, and shall have made, or caused certain of their respective Affiliates to have made, such other contributions to the Company as are described in the IMS Contribution Agreement and the PGIO Contribution Agreement, respectively. IMS and PGIO each have acquired one Share with the par value and representing the amount of capital contributions specified opposite their respective names on Schedule I.

          Section 5.2 Additional Capital Contributions. Except as expressly provided in this Agreement or as required under any applicable Law, no Shareholder shall be required or permitted to make additional capital contributions or lend any funds to, or expend any funds on behalf of, the Company without the written consent of all of the Shareholders; provided that each Shareholder shall be required to make such additional capital contributions pursuant to Section 11.3. An additional capital contribution required under this Agreement by either Shareholder may be made in the form of a loan to the Company on terms agreed upon by the Shareholders. Except with the unanimous approval of the Shareholders, no Shareholder shall be entitled to make any additional capital contribution in property other than cash. In no event may any such property be encumbered with any Liens, unless the Shareholders have otherwise unanimously approved.
          Section 5.3 No Interest on Capital. No interest shall accrue or be paid on Shareholders’ Shares (Stammeinlage) or Capital Contributions (Leistung auf Stammeinlage).
          Section 5.4 Return of Capital. Except as expressly provided in this Agreement, (x) no Shareholder shall be entitled to withdraw all or any part of such Shareholder’s Capital Contribution from the Company prior to the Company’s dissolution and liquidation, (y) when such withdrawal is permitted, no Shareholder will be entitled to demand a distribution of property other than cash, and (z) no Shareholder shall have priority over any other Shareholder as to the return of capital contributions or as to profits, losses or other items of income, gain or deduction. This Section 5.4 shall not apply to the repayment of loans (as distinguished from capital contributions) which a Shareholder has made to the Company.
          Section 5.5 No Liability of Shareholders. All capital, whenever contributed, shall be subject in all respects to the risks of the business and subordinate in right of payment to the claims of present or future creditors of the Company and of any successor firm in accordance with this Agreement. However, no Shareholder shall have any personal liability for any obligations of the Company or of any other Shareholder, except as required by applicable Law.
          Section 5.6 Shareholders’ Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Shareholder in accordance with Treasury Regulations Section 1.704-1(b), as of any particular date. Each Shareholder’s initial Capital Account (as determined immediately after giving effect to the contributions described in Section 5.1 hereof) is set forth on Schedule I, which initial Capital Accounts apply the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(d) and thereafter such Capital Account shall be adjusted as follows:
          (a) The Capital Account of each Shareholder shall be increased by:
     (i) the amount of any Net Profits (and any items of income or gain), allocated on or after the date hereof to such Shareholder;
     (ii) the amount, if any, of any Company liabilities assumed by such Shareholder or taken subject to or in connection with the distribution of property to such Shareholder by the Company on or after the date hereof;

     (iii) the amount of any cash contributed by the Shareholder to the Company on or after the date hereof (other than contributions required pursuant to the IMS Contribution Agreement or the PGIO Contribution Agreement);
     (iv) the Gross Asset Value of property contributed to the Company by such Shareholder on or after the date hereof (other than contributions required pursuant to the IMS Contribution Agreement or the PGIO Contribution Agreement); and
     (v) any other item required by Treasury Regulation Section 1.704-1(b)(2)(iv) to be credited for proper maintenance of capital accounts.
          (b) The Capital Account of each Shareholder shall be decreased by:
     (i) the amount of cash distributed to such Shareholder by the Company on or after the date hereof;
     (ii) the amount of any Net Losses (and any items of deduction or loss) allocated to such Shareholder on or after the date hereof;
     (iii) the Gross Asset Value of any property distributed to such Shareholder by the Company on or after the date hereof;
     (iv) the amount of any liabilities of such Shareholder assumed by the Company or taken subject to or in connection with the contribution of property by such Shareholder to the Company on or after the date hereof (other than liabilities assumed or taken subject to or in connection with as described in the IMS Contribution Agreement or the PGIO Contribution Agreement); and
     (v) any other item required by Treasury Regulation Section 1.704-1(b)(2)(iv) to be debited for proper maintenance of capital accounts.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Board of Managers may make such modifications to the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Treasury Regulation Section 1.704(b)(2)(iv), or otherwise for purposes of determining the appropriate allocations of Company items for tax purposes.
          Section 5.7 Allocation of Profit or Loss. (a) Except as otherwise provided in this Agreement, the Net Profits and Net Losses of the Company (and items thereof) for each Accounting Period shall be allocated in accordance with the Shareholders’ respective Percentage Interests.
          (b) If a Shareholder Transfers all or any portion of its Share during any Fiscal Year, Net Profits and Net Losses attributable to such transferred Share for such Fiscal Year shall be apportioned between the transferor and the transferee or computed as to such Shareholders on the basis of an interim closing of the books and records of the Company; provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.
          (c) Tax credits, if any, shall be allocated among the Shareholders in proportion to their Percentage Interests.
          (d) When the Gross Asset Value of a Company asset differs from its basis for federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit with respect to such asset shall be allocated among the Shareholders under the traditional method described in Treasury Regulation Section 1.704-3(b).
          (e) All matters concerning the allocation of Net Profits and Net Losses (and items of income, gain, loss and deduction) among the Shareholders, tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided by the terms of this Agreement, shall be determined by the Board of Managers, and on a basis that is in conformity with the requirements imposed under Code Section 704 and the Treasury Regulations thereunder as equitably applied among the Shareholders.
          (f) Except for interest payable pursuant to Shareholder loans permitted to be made hereunder, no interest shall be paid by the Company on capital contributions, balances in Shareholder’s Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.
          (g) (i) Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 5.7, if there is a net decrease in Company Minimum Gain during any taxable period, each Shareholder shall be specially allocated, before any allocations of Net Profits or Net Losses for such period, items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Shareholder’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.7(g)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.
     (ii) Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 5.7, if there is a net decrease in Shareholder Nonrecourse Debt Minimum Gain attributable to a Shareholder Nonrecourse Debt during any taxable period, each Shareholder who has a share of the Shareholder Nonrecourse Debt Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Shareholder’s share of the net decrease in Shareholder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.7(g)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.
          (h) Notwithstanding the allocations provided for in Section 5.7(a), (b), (c), (d) or (e), no allocation of an item of loss or deduction shall be made to a Shareholder to the extent such allocation would cause or increase an Adjusted Capital Account Deficit for such Shareholder as of the end of the taxable period to which such allocation relates and such losses or deductions shall be allocated to other Shareholders in accordance with the positive balances in such Shareholders’ capital accounts so as to allocate the maximum permissible losses or deductions to each Shareholder under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. In the event any Shareholder unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Shareholder as quickly as possible; provided that an allocation under this sentence shall be made only if and to the extent that the Shareholder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.7 have been tentatively made as if this sentence were in this Agreement.
          (i) (i) Nonrecourse Deductions for any taxable period shall be specially allocated to the Shareholders in proportion to their respective Percentage Interests.
     (ii) Any Shareholder Nonrecourse Deductions for any taxable period shall be specially allocated to the Shareholder who bears the economic risk of loss with respect to the Shareholder Nonrecourse Debt to which such Shareholder Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.
          (j) The allocations set forth in Sections 5.7(g), (h), (i) and (k) (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses and items of income, gain, loss and deduction so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations to each Shareholder shall be equal to the net amount that would have been allocated to such Shareholder if the Regulatory Allocations had not been made.
          (k) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Shareholders in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).
          Section 5.8 Banking; Investments. All funds of the Company shall be deposited in such bank account or accounts, or invested, and withdrawals from any such bank account shall be made upon such signature or signatures, as shall be established and designated by the Chief Financial Officer with the approval of the Board of Managers.
          Section 5.9 Distributions.
          (a) Except as otherwise required by Law or as provided in this Agreement, no Shareholder shall have any right to withdraw any portion of its Capital Contribution without the consent of all the other Shareholders, and subject to applicable Law.
          (b) Unless otherwise agreed by the Shareholders, and subject to applicable Law, promptly after the statement contemplated by Section 6.2 has been prepared after the end of each Fiscal Year, the Company shall distribute all Distributable Cash, if any, to the Shareholders in proportion to their respective Shares. Distributions upon the dissolution of the Company shall be made in accordance with Section 9.2 hereof.
          Section 5.10 Advance in Excess of Capital Contribution. Except as expressly provided in this Agreement or with unanimous approval of the Shareholders, if any Shareholder advances any funds to the Company in excess of the amount of any capital contributions such Shareholder is required to make, the excess amount of such advance shall neither increase such Shareholder’s Capital Contribution nor entitle it to any increase in its share of the distributions of the Company. Instead, such amount shall be a Shareholder loan, repayable by the Company. Any such amount shall be payable and collectible only out of the Company’s assets.
ARTICLE 6
Accounting, Tax and Reporting Matters
          Section 6.1 Books; Fiscal Year. The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept in accordance with GAAP. The Company’s accounting period for tax purposes shall be the Tax Year. The Company’s accounting year for all other purposes shall be the Fiscal Year.
          Section 6.2 Reports. (a) The Company shall deliver for each fiscal month unaudited financial statements for the Company which shall have been prepared in accordance with GAAP, subject to the absence of footnotes. Such monthly reports shall be delivered by the Company within seven Business Days after the conclusion of each fiscal month.
          (b) The Company shall prepare and distribute to each Shareholder quarterly unaudited financial statements, which shall be prepared in accordance with GAAP and shall be in sufficient detail to permit each of PGIO and IMS to prepare and timely file its respective financial statements and quarterly filings under applicable federal, state, local and foreign securities Laws (“Securities Filings”), including its Quarterly Report on Form 10-Q, and shall include or be accompanied by such other financial information as each of PGIO and IMS may reasonably request. Such quarterly statements shall be made available to each Shareholder no later than 30 days after the end of each quarter.
          (c) Within 45 days of the end of each Fiscal Year (or such earlier date as necessary to permit each of PGIO and IMS to make its Securities Filings, including its Annual Report on Form 10-K), the Company shall deliver audited financial statements prepared in accordance with GAAP together with the notes thereto and the report thereon of the Company’s independent auditors, which auditors shall be registered with the Public Company Accounting Oversight Board. Such audited financial statements shall be prepared in a manner (including containing the requisite information and detail therein) that permits filing of such financial statements under, and in compliance with, Rule 3-09 of Regulation S-X.
          (d) To the extent reasonably requested by either Shareholder, the Company shall prepare and deliver to each Shareholder, within a reasonable time period, those financial statements required by Sections 6.2(b) and 6.2(c) on a combined consolidated basis with the financial statements of the US JV which combined consolidated financial statements shall be prepared in accordance with GAAP.
          Section 6.3 Company Information. Upon reasonable request, the Company shall supply to any Shareholder information regarding the Company, its sales, receipts, payments, all accounting information and records as well as all activities of the Company. In the event the Company provides reports or similar information regarding the Company, including its business operations, strategies, plans, assets, activities or prospects, to one Shareholder, its Affiliates or its Representatives (other than reports and other deliverables contemplated under any operating or services agreements, such as transition services, long-term services, product, distribution and commissionaire agreements, entered into on the date hereof or following the date hereof in compliance with Section 2.8(j) hereof by the Company and/or any Subsidiary of the Company and a Shareholder and/or any Affiliates of such Shareholder), the Company shall provide, or cause to be provided, such information to all other Shareholders. Except to the extent prohibited by, and subject to compliance with, applicable Swiss Law, each Shareholder and its Representatives shall have reasonable access during normal business hours to discuss the operations and business of the Company with employees or agents of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at their own expense; provided, however, that each Shareholder shall, and shall cause its Affiliates and Representatives to, preserve the confidentiality of such information in accordance with Section 13.2 hereof.
          Section 6.4 Records; Internal Controls. (a) The Company shall keep or cause to be kept appropriate books and records in accordance with the CO with respect to the Company’s business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:
     (i) a current list of the full name and the last known street address of each Shareholder;

     (ii) a copy of the deed of incorporation and a copy of the current Articles of Incorporation and this Agreement and all amendments thereto;
     (iii) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent Tax Years or such longer period as reasonably requested by a Shareholder;
     (iv) copies of the Company’s financial statements, for the ten most recent Fiscal Years; and
     (v) such other documents with respect to the Company’s business as may reasonably be required from time to time by the Board of Managers.
          (b) The Company shall engage an experienced third party to establish and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.
          (c) The Company shall take such actions, and shall use its reasonable best efforts to cause its independent auditors to take such actions, as may be reasonably requested by a Shareholder or such Shareholder’s independent auditors in connection with fulfilling such Shareholder’s responsibilities and obligations under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.
          Section 6.5 Consents of Independent Auditors. The Company shall use its reasonable best efforts to cause its independent auditors to prepare consents and such other documents as may be necessary for each Shareholder to fulfill any requirements to include or incorporate by reference the Company’s financial statements, and the report of the Company’s independent auditors thereon, in any filing made under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and any other federal, state, local and foreign securities Laws.
          Section 6.6 Tax Returns. Except to the extent prohibited by, and subject to compliance with, applicable Swiss Law, the Shareholders shall provide each other with copies of all correspondence or summaries or other communication with any taxing authority regarding any aspect of items of Company income, gain, loss or deduction and no Shareholder shall enter into settlement negotiations with respect to the tax treatment of any Company item of income, gain, loss or deduction without first giving reasonable advance notice of such intended action to the other Shareholders.
          Section 6.7 Tax Characterization. The Shareholders agree to take all actions required for the Company to elect to be treated as a partnership for United States federal income tax purposes and for purposes of applicable state and local tax law.

          Section 6.8 Tax Matters Partner. Pursuant to Section 6231(a)(7)(A) of the Code, PGIO shall be the “Tax Matters Partner” of the Company for all purposes of the Code and any corresponding state or local statute. Each Shareholder consents to such designation and agrees to take such further action as may be required, by regulation or otherwise, or as may be requested by any Shareholder, to effectuate such designation. Except to the extent prohibited by, and subject to compliance with, applicable Swiss Law, the Tax Matters Partner shall cooperate with the other Shareholders and shall promptly provide the other Shareholders with copies of notices or other materials from, and inform the other Shareholders of discussions engaged in with, any taxing authority and shall provide the other Shareholders with notice of all scheduled administrative proceedings, including meetings with agents, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Tax Matters Partner will schedule such proceedings only after consulting the other Shareholders with a view to accommodating the reasonable convenience of both the Tax Matters Partner and the other Shareholders. The Tax Matters Partner shall be responsible for preparing all tax returns of the Company; provided that prior to filing any material income or similar tax return or report (x) a draft of such return or report shall be provided to each Shareholder a reasonable period of time prior to the due date therefor, and (y) the Board of Managers shall approve the filing thereof; provided further, that the Tax Matters Partner shall be permitted to file any such tax return that has been submitted to the Board of Managers for approval a reasonable period of time prior to the due date therefor, but that on the due date therefor, has not then been approved by the Board of Managers. The Tax Matters Partner shall not agree to (i) extend the period of limitations for assessments; (ii) file a petition or complaint in any court; (iii) file a request for an administrative adjustment of partnership items after any return has been filed or (iv) enter into any settlement agreement with respect to Company items of income, gain, loss or deduction except at the direction of the Board of Managers. The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Shareholders. The provisions of this Agreement regarding the Company’s tax returns shall survive the termination of the Company and the transfer of any Shareholder’s interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the taxation of the Company and items of Company income, gain, loss and deduction, notwithstanding the expiration of all applicable statutes of limitations (including extensions thereof).
          Section 6.9 Tax Elections. The Shareholders shall determine whether to make any available tax election.
          Section 6.10 Withholding. Each Shareholder hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Shareholder any amount of federal, state, local or foreign taxes that the Board of Managers determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Shareholder pursuant to this Agreement, including any taxes required to be withheld by the Company pursuant to applicable tax Laws. Any amount paid on behalf of or with respect to a Shareholder shall be treated as having been distributed to such Shareholder with subsequent distributions under this Agreement to take into account such deemed distribution treatment.

ARTICLE 7
Transfers; Admission; Liquidation
          Section 7.1 Transfers.
          (a) No Shareholder may Transfer all or any portion of its Share other than (i) pursuant to the terms of Sections 7.1(b), (c), or (d) hereof, or (ii) upon the unanimous written consent of the Shareholders. Any attempted Transfer of Shares, other than in accordance with this Article 7, shall be null and void and the purported transferee shall have no rights as a Shareholder or assignee hereunder. In the event a Shareholder desires to Transfer its Share in accordance with the first sentence of this Section 7.1(a), the other Shareholder agrees to take all actions legally required pursuant to the CO to effect such Transfer, including to approve at a Shareholders’ meeting (i) the Transfer of the Share and (ii) the pertinent amendment of the Articles of Incorporation.
          (b) A Shareholder may Transfer all or part of its Share to a wholly-owned, direct or indirect, Subsidiary of such Shareholder; provided, however, that in no event shall such Transfer relieve any Shareholder of its obligations under this Agreement. It shall be a condition to such Transfer that the transferee shall have assumed by written agreement all of the obligations of such Shareholder under this Agreement. In the event a Shareholder desires to Transfer its Share in accordance with the foregoing, the other Shareholder agrees to take all actions legally required pursuant to the CO to effect such Transfer, including to approve at a Shareholders’ meeting (i) the Transfer of the Share and (ii) the pertinent amendment of the Articles of Incorporation.
          (c) A Shareholder (the “Transferring Shareholder”) may Transfer all (but not part) of its Share to any third party, other than a Person set forth on Schedule III hereto (each, a “Restricted Third Party”); provided that (i) all (but not part) of the interest in the US JV owned by such Transferring Shareholder (if any) and such Transferring Shareholder’s Affiliates are simultaneously transferred to the same third party transferee or such transferee’s Affiliates, (ii) such third party agrees in writing to assume all liabilities and obligations of the Transferring Shareholder provided under this Agreement and other Transaction Agreements to which the Transferring Shareholder (or any of its Affiliates) is a party, and (iii) the Company’s rights and interests under the IMA License Agreement and the P&G License Agreement, and the Intellectual Property underlying the Consumer Diagnostics Business, are not impaired or prejudiced in any material respect. In the event a Shareholder desires to Transfer its Share in accordance with the foregoing, the other Shareholder agrees to take all actions legally required pursuant to the CO to effect such Transfer, including to approve at a Shareholders’ meeting (i) the Transfer of the Share and (ii) the pertinent amendment of the Articles of Incorporation.
          (d) A Transferring Shareholder may Transfer all (but not part) of its Share; provided that (i) all (but not part) of the interest in the US JV owned by such Transferring Shareholder (if any) and such Transferring Shareholder’s Affiliates are simultaneously transferred to the same third party transferee or such transferee’s Affiliates, (ii) such Restricted Third Party agrees in writing to assume all liabilities and obligations of the Transferring Shareholder provided under this Agreement and other Transaction Agreements to which the Transferring Shareholder (or any of its Affiliates) is a party, and (iii) the Company’s rights and interests under the IMA License Agreement and the P&G License Agreement, and the Intellectual Property underlying the Consumer Diagnostics Business, are not impaired or prejudiced in any material respect; provided, further, that (x) the Transferring Shareholder shall give notice of such intended Transfer to the other Shareholder (the “Non-Transferring Shareholder”) and the Company; (y) such notice (the “Participation Notice”) shall set forth terms and conditions of such proposed Transfer, including the name of the prospective transferee, the purchase price proposed to be paid for the Share and the payment terms and type of Transfer to be effectuated; and (z) within 30 days following the delivery of the Participation Notice by the Transferring Shareholder, the Non-Transferring Shareholder may, by notice to the Transferring Shareholder and to the Company, elect to sell all (but not part) of its Share (simultaneous with an election by its Affiliates to Transfer all (but not part) of such Affiliates’ interest in the US JV), to the Restricted Third Party buyer, on the same terms and conditions as applicable to the Transferring Shareholder (the “Tag-Along Election”). Each Shareholder agrees to take all actions legally required pursuant to the CO to effect the Transfers of Shares contemplated in and to be effected in accordance with the foregoing, including to approve at a Shareholders’ meeting (i) the Transfers of the Share and (ii) the pertinent amendment of the Articles of Incorporation.
          (e) In the event that the Transferring Shareholder Transfers all or a portion of its Share and a Non-Transferring Shareholder does not consummate a Tag-Along Election, then:
     (i) notwithstanding the provisions of Section 2 of the Shareholder In-License Agreements, neither the Non-Transferring Shareholder nor the Transferring Shareholder shall have an obligation to provide license grants to the Company with respect to Intellectual Property acquired or developed after the date of the Participation Notice; provided, however, that the licenses granted to the Company under such Section 2 with respect to Intellectual Property existing prior to such date shall survive until the termination of the applicable Shareholder In-License Agreement;
     (ii) neither the Transferring Shareholder nor the Non-Transferring Shareholder thereafter shall have any obligations under Article 12;
     (iii) neither the Transferring Shareholder nor the Non-Transferring Shareholder shall be bound by the restrictions set forth in Section 13.1 so long as such Shareholder does not infringe the Business Intellectual Property (as defined in the IMS Contribution Agreement) of the Company; and
     (iv) the Non-Transferring Shareholder agrees to take all actions legally required pursuant to the CO to effect such Transfer, including to approve at a Shareholders’ meeting (i) the Transfer of the Share and (ii) the pertinent amendment of the Articles of Incorporation.
For purposes of this Agreement, “Shareholder In-License Agreement” means, in the case of PGIO, the P&G License Agreement, and in the case of IMS, the IMA License Agreement.

          (f) (i) In the event of a Change of Control of a Shareholder (the “Selling Shareholder”) as the result of which the Selling Shareholder will become a Restricted Party or an Affiliate of a Restricted Third Party, such Selling Shareholder shall:
     (1) within 30 days following the earlier of the public announcement or the closing of the Change of Control, engage an internationally recognized investment banking firm to determine the combined value of the Selling Shareholder’s Share in the Company and its (or its Affiliates’) interest in the US JV as such value is reflected in the total value of the consideration for such Change of Control (such value, the “Allocated Value”); and
     (2) within five Business Days following the determination of the Allocated Value in accordance with Section 7.1(e)(1), give notice of such proposed Change of Control to the other Shareholder (the “Non-Selling Shareholder”) and to the Company. Such notice (the “Sale Notice”) shall set forth terms and conditions of such proposed Change of Control, including (A) the identity of the prospective acquirer(s), (B) the Allocated Value determined by the investment banking firm, (C) the proposed form and method of payment of the consideration for the Change of Control, and (D) in reasonable detail, the proposed terms and conditions of the Change of Control, including the identity of the investment banking firm, its determination of the Allocated Value and the methodology therefor;
     (ii) The Non-Selling Shareholder shall have the right for a period of 30 days after the receipt of the Sale Notice to review the determination of the Allocated Value and the methodology therefor, and to present, by notice to the Selling Shareholder and the Company, any objections in reasonable detail. The Shareholders shall attempt in good faith to resolve any dispute concerning the determination of the Allocated Value. If the Shareholders are unable to resolve any such dispute within 30 days of the non-selling Shareholder’s objection, then the Allocated Value shall be determined in accordance with the arbitration procedures set forth in the Option Agreement; provided that the investment banking firm who will make such determination is instructed to consider the value of the consideration for the related Change of Control. The “Determination Date” of the Allocated Value shall be (x) the 31st day after the delivery of the Sale Notice, if the Non-Selling Shareholder does not make a written objection within the 30 days period after the receipt of the Sale Notice, or (y) the date on which the Allocated Value is determined in accordance with the Option Agreement pursuant to the preceding sentence.
     (iii) Within 30 days following the Determination Date, the Non-Selling Shareholder may, by notice to the Selling Shareholder and to the Company, elect to sell all (but not part) of its Share and its interest in the US JV at the price per Share and the price per unit of the US JV, respectively, that represent the proportional share of the value of the Company and the US JV that is reflected in the Allocated Value as determined above.
     (iv) If the Non-Selling Shareholder does not make the election pursuant to Section 7.1(e)(iii) or if such election is not consummated, then:

     (1) notwithstanding the provisions of Section 2 of the Shareholder In-License Agreements, neither Shareholder shall have an obligation to provide license grants to the Company with respect to Intellectual Property acquired or developed after the date of the Change of Control; provided, however, that the licenses granted to the Company under such Section 2 with respect to Intellectual Property existing prior to such date shall survive until the termination of the applicable Shareholder In-License Agreement;
     (2) neither Shareholder thereafter shall have any obligations under Article 12; and
     (3) neither Shareholder shall be bound by the restrictions set forth in Section 13.1 so long as such Shareholder does not infringe the Business Intellectual Property of the Company.
          Section 7.2 Effect of Transfers. Upon any permitted Transfer, the assignee shall be entitled to receive any distributions and the allocations of income, gain, loss, deduction, credit or similar items to which the transferring Shareholder was entitled with respect to the Share so transferred and shall be admitted as a Shareholder pursuant to the terms of this Agreement. Upon admission of a Shareholder, or upon any Shareholder ceasing to be a Shareholder, the books and records of the Company and Schedule I shall be revised accordingly.
          Section 7.3 PGIO’s Option. Notwithstanding anything to the contrary in this Agreement, the Shareholders shall have their respective rights and obligations set forth in the Option Agreement (including exercise of the rights set forth therein, and compliance with the obligations thereunder, without complying with the provisions of this Article 7), subject to the terms and conditions thereof.
ARTICLE 8
Indemnification.
          Section 8.1 [Reserved].
          Section 8.2 Indemnification. (a) The Company shall indemnify, defend and hold harmless, except for willful misconduct and gross negligence, any Manager, officer, director, employee, and agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Manager, or an officer, director, manager, employee, agent or affiliate of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), from and against expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.
          (b) To the extent permitted by applicable Law, expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any Indemnified Party to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this Section 8.2; provided, however, that the Company shall not be required to pay such expenses with respect to any action, suit or proceeding initiated against the Company by any Indemnified Party.
          (c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.2 shall continue as to a Person who has ceased to be a Manager, or any officer, director, manager, employee or agent of the Company or any Shareholder, and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such Person.
          (d) The indemnification provided by this Section 8.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Shareholders or otherwise.
          (e) Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified Persons are entitled to indemnification), and neither the Shareholders nor any Manager shall be, in such capacity, subject to personal liability by reason of these indemnification provisions.
          (f) No Person shall be denied indemnification in whole or in part under this Section 8.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (g) The Company shall purchase and maintain insurance, at its expense, to protect itself and, to the extent legally permitted, any Manager, officer or agent of the Company who is or was serving at the request of the Company or any Shareholder as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company or such Shareholder would have the power to indemnify such Person against such expense, liability or loss under this Article 8 or any Shareholder’s organizational documents, as applicable.

ARTICLE 9
Dissolution; Liquidation
          Section 9.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events:
          (a) the written resolution of all Shareholders in the form of a public deed, which resolution the Shareholders agree to adopt, and to take such other actions as may be necessary, prior to the expiration of the Term such that the Company is dissolved upon the expiration of the Term;
          (b) declaration of bankruptcy (Konkurseröffnung) in accordance with Article 820 para. 3 CO;
          (c) the entry of a decree of judicial dissolution with respect to the Company pursuant to Article 820 para. 4 CO; or
          (d) the other dissolution events provided for by applicable Law.
          Section 9.2 Distribution Upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the liquidation of the Company is completed, and the Company has been deleted from the commercial register, in accordance with Article 823 CO. Subject to Article 823 CO, upon dissolution of the Company, the Board of Managers, or any other Person designated by the Board of Managers with an affirmative vote of a Majority of Managers (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Shareholders agree otherwise, liquidate the assets of the Company. Subject to applicable Law, the proceeds of any liquidation shall be applied and distributed in the following order:
          (a) first, to the payment of debts and liabilities of the Company (including payment of all indebtedness to Shareholders and their respective Affiliates) and the expenses of liquidation;
          (b) second, any balance to the Shareholders, in accordance with their Shares.
          Section 9.3 Time For Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
          Section 9.4 Liquidation And Deletion of Entry in Commercial Register. Upon the dissolution of the Company other than in the event of a bankruptcy of the Company, the dissolution of the Company shall be filed and registered with the commercial register at the Company’s registered seat in accordance with Article 821 CO. The liquidation of the Company shall be completed when the Company has been deleted from the commercial register in accordance with Article 823 CO.

ARTICLE 10
[Reserved]
ARTICLE 11
Finances.
          Section 11.1 Business Plan and Budget. (a) The initial Business Plan and Budget for the Company consists of the Business Principles and the three-year budget governing the Company, and is attached hereto as Schedule II (the “Initial Business Plan and Budget”), and shall be considered to be adopted and approved by the Shareholders as the Business Plan and Budget of the Company as of the date hereof. Within 90 days of the date hereof, the Company’s management team shall develop and present to the Board of Managers for approval and adoption a revised Initial Business Plan consisting of the items set forth in Section 11.1(b).
          (b) No later than 180 days prior to the beginning of each subsequent Fiscal Year, the Board of Managers shall cause to be prepared a Business Plan and Budget, in compliance with the principles set forth in this Agreement. Each Business Plan and Budget shall include detailed line items and projections for the coming two Fiscal Years, and at least summary line items and projections for the subsequent three Fiscal Years.
          (c) Each such Business Plan and Budget shall be subject to the approval of Board of Managers. In the event that the Board of Managers does not approve a Business Plan and Budget for a Fiscal Year prior to the beginning of such Fiscal Year, the Business Plan and Budget for the then current year shall remain in effect until modified by the Board of Managers, except for any non-recurring or extraordinary items set forth in such current year’s Business Plan and Budget.
          (d) The Board of Managers shall meet with the Chief Executive Officer and the Chief Financial Officer and other appropriate officers of the Company at least once every fiscal quarter to discuss the Company’s actual financial performance compared to the Business Plan and Budget, and whether any adjustment should be made to the Business Plan and Budget including any adjustment to reflect the performance of any other entities engaged in like business of the Company.
          Section 11.2 Reserves. Not less frequently than quarterly, the Chief Financial Officer shall, subject to approval by the Board of Managers, determine the amount of and establish (a) a cash reserve (the “Required Working Capital Balance”) sufficient for the Company to pay its current liabilities when due and to meet its other working capital requirements and (b) a capital expenditure reserve (the “Ordinary Course Capex Reserve”) to meet its ordinary course capital expenditure requirements, in each case with respect to the next succeeding fiscal quarter and to the extent such requirement can not be met out of projected cash flow. The Required Working Capital Balance and the Ordinary Course Capex Reserve shall be consistent with the Business Plan and Budget.

          Section 11.3 Additional Capital. (a) The Shareholders severally agree to make additional capital contributions to the Company, pro rata in accordance with their respective Shares, in amounts sufficient
     (i) to meet the funding requirements of the Company pursuant to the Business Plan and Budget and fund such other working capital requirements, capital expenditures or other capital needs as may from time to time be determined by action of the Shareholders, including the capital expenditures required in connection with the acquisition of any New Business; and
     (ii) to fund any deficiency in the Required Working Capital Balance or the Ordinary Course Capex Reserve, in each case as established by the Company’s Chief Financial Officer, subject to the approval of the Board of Managers.
          (b) Each Shareholder shall contribute the aforesaid amounts to the Company within ten Business Days for capital contributions of up to $* * * or the equivalent amount in Euros and within 30 Business Days for capital contributions in excess of $* * * or the equivalent amount in Euros, in each case after receipt of a demand therefor. Except where this Agreement expressly provides otherwise, no capital contribution may be made by any Shareholder unless each other Shareholder is entitled to make a simultaneous capital contribution.
          (c) If any Shareholder provides debt financing to the Company, which financing must by approved by the Shareholders in accordance with Section 2.8, such financing shall be on competitive market terms.
ARTICLE 12
New Business
          Section 12.1 Potential Expansion of Field. During the term of this Agreement, IMS and PGIO will consult with each other in good faith not less frequently than twice a year to explore whether any new business opportunity exists for the Company in areas (excluding the Excluded Fields) outside the Field but within the Consumer Channel. If IMS and PGIO agree that such new business opportunity in any such area for the Company exists, the definition of “Field” shall be extended to cover new applications in respect of such new business opportunity in such area, subject to the existing conditions of the new business opportunity.
          Section 12.2 New Business. (a) (i) During the term of this Agreement, (x) if any third party offers to IMS or PGIO or any of their respective Affiliates any new business, product or technology whose application falls within the Field and the Consumer Channel (each, a “Third Party New Business”), or (y) if either Shareholder or any of its Affiliates shall develop

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any new business, product or technology, or potential new business, product or technology of such Shareholder or its Affiliates whose application falls within the Field and the Consumer Channel (each, a “Shareholder New Business,” and any Shareholder New Business or Third Party New Business, a “New Business”), then, in each case, IMS and PGIO shall promptly offer such New Business to the Company for its consideration of whether to acquire all or any portion of, assume the development of all or any portion of, or license all or any portion of, such New Business. Notwithstanding the foregoing, Swiss JV-Inverness Collaboration IP (as defined in the IMA License Agreement) and Swiss JV-P&G Collaboration IP (as defined in the P&G License Agreement) shall not (A) constitute New Business or (B) be subject to the rights and obligations set forth in this Article 12. Within 60 days from the date of this Agreement, the Shareholders shall discuss and mutually agree to a schedule that shall describe the timing of presentation and implementation of a Shareholder New Business proposal (each, a “Shareholder New Business Proposal”) which parameters shall thereafter be attached and set forth on Schedule 12.2(a) to this Agreement. Notwithstanding the foregoing, if, prior to the Shareholders’ agreement on such Schedule 12.2(a), a Third Party New Business is offered by a Shareholder, or any of its Affiliates, to the Company (such offer to be made within 30 days following receipt by IMS or PGIO or any of their respective Affiliates of the offer to acquire such Third Party New Business), the Company shall decide whether or not to acquire, assume the development of, or license such Third Party New Business within 90 days following the offer, or such other period as may be set forth on the agreed upon Schedule 12.2(a). Promptly after the receipt by the Board of Managers of any Shareholder New Business Proposal pursuant to the foregoing, the Board of Managers shall assess such New Business in the context of periodic upstream technology reviews to determine whether to recommend to the Shareholders that the Company should acquire, assume the development of, or license such New Business. If, during such 90-day period (or such other period as may be set forth on the agreed upon Schedule 12.2(a)), the Company reasonably requests additional information from the offering Shareholder regarding such offered New Business, such period shall be tolled until the offering Shareholder reasonably responds to such request and provides such additional information, to the extent such information is available to it or is otherwise in such Shareholder’s possession or control following reasonable efforts by such Shareholder to obtain the same; provided, that, prior to the Shareholders’ agreement on Schedule 12.2(a), the Company and the Shareholders shall make their final decision as to whether the Company should acquire, assume the development of, or license such New Business within 120 days following receipt of the offer.
     (ii) From December 23, 2006 to the date of this Agreement, if a Third Party New Business (the “Interim Third Party New Business”) has been offered to, or acquired by, either Shareholder, such Shareholder agrees to present (or to cause an Affiliate to present) such Interim Third Party New Business to the other Shareholder. Then such other Shareholder shall have a reasonable period of time, but in no event more than ninety (90) days following the date of this Agreement, to consider whether the Company shall acquire or license such Interim Third Party New Business. If such other Shareholder determines that the Interim Third Party New Business shall be acquired or licensed by the Company, then (x) it shall pay to the presenting Shareholder 50% of the acquisition price attributable to the Interim Third Party New Business and (y) the entire Interim Third Party New Business shall be acquired by, contributed to, or licensed to, the Company within thirty (30) days of notice that the Shareholder desires that the Company acquire or license such Interim Third Party New Business (or such longer period of time as may be agreed to by the Shareholders or as required by applicable Law). If the other Shareholder determines that such Interim Third Party New Business shall not be acquired or licensed by the Company, then the assets (including intellectual property) and liabilities of such Interim Third Party New Business shall not then be acquired or assumed by, or licensed to, the Company, and the presenting Shareholder shall have the rights and obligations provided in Section 12.3 related to Third Party New Business. For the purpose of this Article 12, the Interim Third Party New Business shall be deemed to be a Third Party New Business. The presenting Shareholder also agrees to provide all information related to the Interim Third Party New Business (including a summary of the business and the acquisition terms and price) as reasonably requested by the other Shareholder. In no event shall the Company acquire any rights in any of the Interim Third Party New Business’ assets, properties, products or rights, including Intellectual Property Rights, unless and until such time as such business is acquired by or contributed or licensed to, the Company as contemplated by this Article 12.
          (b) In the event that any Shareholder offers a New Business to the Company, and the Shareholders approve the acquisition or licensing of such Third Party New Business or assumption of the development of such Shareholder New Business in accordance with Section 12.2(a) and Section 2.8 of this Agreement, the Shareholders agree to use commercially reasonable efforts to structure an acceptable financing structure in order for the Company to acquire or assume the development of such New Business. In the event that either Shareholder proposes any New Business and the other Shareholder is not then able, as determined in its reasonable sole discretion, to provide its capital contribution required for the Company to fund the acquisition, assumption of the development or licensing of such New Business, the proposing Shareholder agrees to in good faith assist the other Shareholder in financing such capital contribution on then-market terms without altering the Shareholders’ respective Shares in the Company.
          (c) In the event that a Shareholder or any of its Affiliates considers acquiring a business, product or technology in areas other than the Field and the Consumer Channel, such Shareholder agrees (and agrees to cause its Affiliates) to use commercially reasonable efforts to acquire or provide the Company the right to acquire such business, product, or technology in the Field or in the Consumer Channel.
          (d) In no event shall any meetings held between the Shareholders pursuant to Section 3 of the IMA License Agreement and Section 3 of the P&G License Agreement, alone, constitute an offer or proposal relating to any New Business under this Section 12.2.
          Section 12.3 Purchase; Development by Shareholder.
          (a) Purchase; Development by Shareholder.
     (i) If a New Business is offered or proposed by a Shareholder pursuant to Section 12.2, but the Shareholders in good faith fail to approve such acquisition, assumption or license arrangement (including, in each case, the financing plan for such acquisition, assumption or license arrangement) and the disagreement with respect thereto (if one exists) is not resolved by the management mediation procedure set forth in Section 15.1 (without regard to the last two sentences thereof), then notwithstanding Section 13.1, such proposing Shareholder may, at its option, (x) acquire or cause any of its Affiliates to acquire such New Business, if it is a Third Party New Business or (y) assume the development or cause any of its Affiliates to assume the development of such New Business, if it is a Shareholder New Business; in each case, consistent with the Shareholder New Business Proposal and subject to Section 12.3(b).
     (ii) If the Shareholders have approved the Company’s acquisition, assumption or licensing of a New Business (including the financing plan therefor) but a Shareholder shall have failed to advance to the Company its additional capital contribution required for such acquisition, assumption or license arrangement in full within 60 days after the Shareholders voted in favor of the acquisition, assumption or license arrangement, the other Shareholder shall have the right to (x) acquire or cause any of its Affiliates to acquire such New Business, if it is a Third Party New Business or (y) assume the development or cause any of its Affiliates to assume the development of such New Business, if it is a Shareholder New Business; in each case, subject to Section 12.3(b). The Shareholder who has failed to advance to the Company the additional capital contribution required for the Company’s acquisition as described in the preceding sentence shall not be or become a Breaching Shareholder solely because of such failure on its part if such Shareholder is not otherwise in Material Breach.
          (b) Company’s Option. By notice given not earlier than 90 days prior to, and not later than 90 days after, the third anniversary date of (i) the completion of an acquisition of a Third Party New Business by a Shareholder (the “Acquiring Shareholder”) or any of its Affiliates or (ii) the date on which reasonable evidence exists as to technical viability of a product developed or to be developed by the Shareholder New Business of a Shareholder (the “Developing Shareholder”) or any of its Affiliates and there is a documented plan for research and development execution with respect to such product, in accordance with Section 12.3(a), the Company may elect to purchase such New Business, together with any product, business or technology developed by the Acquiring Shareholder or the Developing Shareholder or any of its Affiliates out of such New Business. The purchase price of such New Business shall be an amount mutually agreed on by the Shareholders or, if the Shareholders cannot agree on the purchase price within 30 days after the notice by the Company, the purchase price shall be determined pursuant to Section 12.3(c). In the event that the Company elects not to purchase a New Business in accordance with this Section 12.3(b), the Developing Shareholder or the Acquiring Shareholder, as applicable, or any of such party’s Affiliates shall continue to have the right, in accordance with this Section 12.3, to continue to develop and or operate such New Business notwithstanding anything to the contrary in Section 13.1.
          (c) Appraisal. (i) If, pursuant to Section 12.3(b), there is required to be a determination of the purchase price for the New Business, PGIO and IMS shall designate a mutually agreed upon internationally recognized investment banking firm to serve as the appraiser. If they cannot agree, within five Business Days after they failed to agree on the purchase price of the New Business, on an investment banking firm to serve as the appraiser, PGIO and IMS shall each appoint an internationally recognized investment banking firm, which two firms shall pick a third internationally recognized investment banking firm to serve as the appraiser.

     (ii) Within 30 days of the appointment of the appraiser in accordance with Section 12.3(c)(i), PGIO shall submit to the appraiser a statement setting forth PGIO’s proposal for a valuation of the New Business (“PGIO’s Valuation”), and IMS shall submit to the appraiser a statement setting forth IMS’s proposal for a valuation of the New Business (“IMS’s Valuation”).
     (1) The appraiser will be instructed to select between the two valuations the valuation that most accurately reflects the New Business’ fair value based on the valuation determined by the appraiser.
     (2) The appraiser shall be permitted to select only one of either PGIO’s Valuation or IMS’s Valuation. Neither PGIO nor IMS shall be permitted to submit, nor shall the appraiser be permitted to consider nor shall it consider, any proposals in addition to the initial proposal or any modifications thereto; provided, however, that the appraiser shall be permitted to seek reasonable clarification of either initial proposal. The appraiser shall deliver its report of the selection of the valuation of the New Business to each of PGIO and IMS. The purchase price to be paid for the New Business shall be the value selected by the appraiser.
     (3) In order to enable the appraiser to render its decision and to select between the two proposals, the Acquiring Shareholder or the Developing Shareholder shall provide the appraiser and the other Shareholder with full access (x) to all material information concerning the business, operations and assets of the New Business and (y) to the key employees of the New Business. The other Shareholder shall be subject to Section 13.2 with respect to the information disclosed to it pursuant to the foregoing and the appraiser shall keep confidential all information disclosed to it in the course of conducting its valuation, and, to that end, will execute such customary documentation as the Acquiring Shareholder or the Developing Shareholder may reasonably request with respect to such confidentiality obligation. The Acquiring Shareholder or the Developing Shareholder will provide the appraiser and the other Shareholder with such information relating to the New Business within its possession that may be reasonably requested in writing by the appraiser or such other Shareholder for purposes of its evaluation hereunder. Each of PGIO and IMS shall have full access to the appraiser’s work papers and shall be entitled to make presentations to the appraiser in connection therewith. The appraiser will be directed to comply with the provisions of this Section 12.3(c).
     (4) To the fullest extent permitted by Law, the decision made by the appraiser in accordance with this Section 12.3(c) shall be final and binding on the parties hereto, and such decision shall not be appealable to or reviewable by any court or arbitrator.

          Section 12.4 * * *.
          Section 12.5 Intellectual Property License Back.
          (a) In the event that (x) the Shareholders fail under this Article 12 to approve the acquisition or assumption of development of any New Business proposed by IMS or (y) IMS and its Affiliates are granted rights under Section 13.1(b) to pursue a Carve Out Business, and (z) in IMS’s sole discretion, IMS requires rights under any Inverness Licensed IP (as defined in the IMA License Agreement) with respect to the current and/or future operation of any such New Business or Carve Out Business, the Company and IMS shall negotiate in good faith a reasonable royalty for the non-exclusive license-back granted pursuant to Section 2.5 of the Company to IMA License Agreement, to IMA and its Affiliates under the Inverness Licensed IP solely to the extent reasonably necessary for the exploitation of such New Business or Carve Out Business. Any such royalty shall be based on the Fair Market Value of such Inverness Licensed IP.
          (b) In the event that (x) the Shareholders fail under this Article 12 to approve the acquisition or assumption of development of any New Business proposed by PGIO or (y) PGIO and its Affiliates are granted rights under Section 13.1(b) to pursue a Carve Out Business, and (z) in PGIO’s sole discretion, PGIO requires rights under any P&G Licensed IP (as defined in the P&G License Agreement) with respect to the current and/or future operation of any such New Business or Carve Out Business, the Company and PGIO shall negotiate in good faith a reasonable royalty for the non-exclusive license-back granted pursuant to Section 2.5 of the Company to P&G License Agreement, to P&G and its Affiliates under the P&G Licensed IP solely to the extent reasonably necessary for the exploitation of such New Business or Carve Out Business. Any such royalty shall be based on the Fair Market Value of such P&G Licensed IP.
ARTICLE 13
Non-Compete; Confidentiality
          Section 13.1 Non-Compete. (a) Except as otherwise permitted in Sections 7.1(e)(iii), 7.1(f)(iv)(3), 12.3 and 13.1(b) of this Agreement, neither IMS nor PGIO nor any of their respective Affiliates (including, in the case of PGIO, The Procter & Gamble Company, in the case of IMS, Inverness Medical Innovations, Inc.) shall, during the term of this Agreement, directly or indirectly, own, manage, operate, control, or use or permit its name to be used in connection with any business or enterprise that competes anywhere in the world with the Company within the Field and the Consumer Channel; provided that the foregoing restriction shall not be construed to prohibit the ownership (1) by either Shareholder together with its Affiliates and associates, as the case may be, of not more than * * * of any class of securities of any corporation which has a class of securities publicly owned and regularly traded on any securities exchange or over the counter market, (2) subject to the rights and obligations under the P&G License Agreement, by PGIO or any of its Affiliates of those businesses, products, and

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          potential products as and to the extent set forth on Schedule 13.1(a)(2) hereto that are currently conducted by PGIO or any of its Affiliates or (3) subject to Section 12.2(a)(ii), by IMS or any of its Affiliates of those businesses, products, and potential products as and to the extent set forth on Schedule 13.1(a)(3) hereto that are currently conducted by IMS or any of its Affiliates.
          (b) Notwithstanding Section 13.1(a), (x) IMS, PGIO and any of their respective Affiliates may invest in, license to or otherwise acquire an interest in any business directly competing or attempting to directly compete with the Company within the Field and the Consumer Channel if such business’ revenues in the preceding calendar year did not exceed * * * of the Company’s revenues (or, in the event that the Company was not in existence and revenue-producing during such period, * * * of the revenues of the Consumer Diagnostics Business) in the corresponding period, and (y) IMS, PGIO and any of their respective Affiliates may acquire any business directly competing or attempting to directly compete with the Company within the Field and the Consumer Channel that is part of a larger business of which the competitive business is not the most significant part (the competitive business described in clause (x) or (y) of this sentence is referred to as a “Carve Out Business”); provided, that prior to, or promptly after, IMS’s, PGIO’s or any of their respective Affiliates’ acquisition of the Carve Out Business, the Company shall have been offered a reasonable opportunity to acquire the Carve Out Business along with reasonably adequate time (but not longer than 60 days) to finance such acquisition if it determines to acquire the Carve Out Business. If IMS, PGIO or any of their respective Affiliates acquires any Carve Out Business, such Carve Out Business shall be subject to the Company’s option to purchase upon the third anniversary of the acquisition by IMS, PGIO or any of their respective Affiliates as provided in Section 12.3(b).
          (c) Nothing in this Agreement shall be deemed to restrict in any way the right of IMS, PGIO or any of their respective Affiliates to conduct any other business or activity, and none of them shall be accountable to the Company or any other party under this Agreement with respect to such other business or activity, so long as such other business or activity does not directly compete with the Company with respect to the Field.
          Section 13.2 Confidentiality. Each party hereto will hold, and will cause its Affiliates, Representatives and employees to hold, in strict confidence from any Person (other than any such Affiliate, Representative or employee with a need to know), the terms of this Agreement and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Affiliates, Representatives and employees in connection with this Agreement and the transactions contemplated hereby, including documents and information disclosed prior to the date hereof (collectively, “Confidential Information”); provided, that a party hereto may disclose, or cause its Affiliates, Representatives and employees to disclose, Confidential Information if and to the extent

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          (a) compelled to disclose by judicial or administrative process or by other requirements of Law or, if advised by legal counsel that disclosure is required, as requested by a Governmental Entity having jurisdiction over such party;
          (b) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; or
          (c) disclosed to (i) the managing underwriter or placement agent for any sale of the securities of the receiving party, and such managing underwriter’s or placement agent’s Representatives, (ii) the lead lender, arranger, representative or agent for any other financing transaction of the receiving party, and such lender’s, arranger’s, representative’s or agent’s Representatives, (iii) any Person whose voting securities are acquired in a single transaction by the receiving party in such an amount so as to grant Control over such Person to the receiving party and such Person’s Representatives, (iv) any Financial Investor in the receiving party, and such Financial Investor’s Representatives, (v) any Strategic Investor, and such Strategic Investor’s Representatives, or (vi) any potential acquiror of the receiving party, and such Person’s Representatives;
provided, that in the case of any disclosure permitted under clause (c) above, such disclosure shall consist solely of the terms of this Agreement (and not any other Confidential Information) and shall in no event include any schedules (including the Disclosure Schedule) or exhibits to this Agreement; and provided further, that any Person receiving any disclosure pursuant to this Section 13.2 from a party hereto, or any of such party’s Affiliates, Representatives or employees, must be bound by an established legal privilege, or agree in writing, to hold in strict confidence from any other Person (including with respect to disclosure permitted under clause (c), any member of an underwriting or lending syndicate, or any Person to whom a portion of such financing is participated or otherwise transferred in connection with such sale or financing, or any Affiliate, shareholder or member of or any investor in such Person) the Confidential Information so disclosed. Notwithstanding anything in this Section 13.2 to the contrary, Confidential Information shall not include any such documents or information that the receiving party can demonstrate were (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (D) developed by employees of the receiving party without knowledge of the documents and information of the other party or any of its Affiliates. The receiving party agrees that it will not, and it will cause each of its Affiliates, Representatives and employees not to, use Confidential Information in any way, for its own account or the account of any third Person, except for the exercise of its rights and performance of its obligations under this Agreement and the other Transaction Agreements. The receiving party shall be jointly and severally liable for any breach by its Affiliates, Representatives and employees of the restrictions set forth in this Agreement.
          Section 13.3 Non-Solicitation. Without the prior written consent of the other Shareholder, IMS, on the one hand, and PGIO, on the other hand, agree that, during the Term, neither of them nor any of their respective Affiliates shall, directly or indirectly, (i) employ, hire or engage, or cause to employ, hire or engage, any Person who is or was an employee (including any Transferred Employee (as defined in the Purchase Agreement)) of the other party or any of its Affiliates, or (ii) solicit, recruit or induce, or attempt to solicit, recruit or induce, any Person who is or was an employee (including any Transferred Employee (as defined in the Purchase Agreement)) of the other party or any of its Affiliates to leave his or her employment with the other party or any of its Affiliates.
ARTICLE 14
Material Breach; Bankruptcy; Withdrawal
          Section 14.1 Material Breach. If (i) any Shareholder is in Material Breach and (ii) within 30 days’ after written notice to such Shareholder from another Shareholder, such notice specifying with particularity the condition, act, omission or course of conduct asserted to constitute such Material Breach, such Shareholder has not cured, corrected or eliminated such Material Breach or, if such Material Breach by its nature cannot be cured within 30 days, such Shareholder has not taken steps which, if diligently prosecuted to conclusion, are reasonably designed to expeditiously cure, correct or eliminate such Material Breach, then such Shareholder will be a “Breaching Shareholder.” Until the Board of Managers determines otherwise, a Breaching Shareholder shall, and hereby agrees to, vote its Share, and cause its appointed Managers to vote, pursuant to the instructions of the Shareholder who is not a Breaching Shareholder, which instructions shall be consistent with the terms and conditions of this Agreement.
          Section 14.2 Bankruptcy. If (a) any Shareholder or any parent entity (including any general partner of a Shareholder that is a partnership or parent entity of such general partner) of any Shareholder commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar Law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or consents to the entry of a decree or order for relief in respect of either of them in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar Law or to the commencement of any bankruptcy or insolvency or insolvency case or proceeding against either of them, or files a petition or answer or consent seeking reorganization or relief under any applicable federal or state Law, or consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of either of them, or (b) an involuntary case or other proceeding shall be commenced against any Shareholder or any parent entity (including any general partner of a Shareholder that is a partnership or parent entity of such general partner) of such Shareholder seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable Federal or state bankruptcy, insolvency, reorganization or similar Law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 90 days, then such Shareholder will be a “Bankrupt Shareholder.” Until the Board of Managers determines otherwise, a Bankrupt Shareholder shall, and hereby agrees to, vote its Share, and cause its appointed Managers to vote, pursuant to the instructions of the Shareholder who is not a Bankrupt Shareholder, which instructions shall be consistent with the terms and conditions of this Agreement.

          Section 14.3 Effect of Material Breach or Bankruptcy.
          (a) Indemnification. Any Breaching Shareholder shall indemnify, defend and hold harmless the Company any other Shareholder who is not a Breaching Shareholder or a Bankrupt Shareholder (a “Non-Breaching Indemnitee”) from and against any and all Liabilities paid or incurred by such Non-Breaching Indemnitee as a result of the Breaching Shareholder’s Material Breach. All rights of an Indemnitee under this Section 14.3 shall survive the dissolution of the Company and the withdrawal of the Non-Breaching Indemnitee from the Company.
          (b) Forced Sale or Forced Withdrawal. Any Bankrupt Shareholder may be forced to sell its Share in the Company, or, at the discretion of the Shareholder who is not a Bankrupt Shareholder, to withdraw from the Company, in accordance with Article 794 CO. In the event a Shareholder is forced to sell its Share or to withdraw from the Company in accordance with the foregoing, such Shareholder agrees to take all actions legally required, including voting its Share and otherwise approve the withdrawal or sale, to effect such withdrawal or sale, as the case may be.
          (c) Payments Upon Withdrawal or Forced Sale.
     (i) In the event a Bankrupt Shareholder is forced to sell its Share in the Company, pursuant to Section 14.3(b), the Bankrupt Shareholder shall sell its Share to the other Shareholder that is not a Bankrupt Shareholder for an amount equal to 100% of the Fair Market Value of such Share. If the Shareholders cannot agree on the Fair Market Value of the Share of the Bankrupt Shareholder, the Fair Market Value of the Share of the Bankrupt Shareholder shall be determined pursuant to the appraisal set forth in Section 3 of the Option Agreement. The cost of any such appraisal shall be paid or borne by such Bankrupt Shareholder.
     (ii) In the event of a withdrawal of a Bankrupt Shareholder pursuant to Section 14.3(b), the Bankrupt Shareholder shall sell its Share to the Company for an amount equal to 100% of the Fair Market Value of such Share. If the Shareholders cannot agree on the Fair Market Value of the Share of the Bankrupt Shareholder, the Fair Market Value of the Share of the Bankrupt Shareholder shall be determined pursuant to the appraisal set forth in the Option Agreement. The cost of any such appraisal shall be paid or borne by such Bankrupt Shareholder.
          (d) [Reserved].
          (e) Material Breach. (i) In the event of a Material Breach, the Breaching Shareholder shall have the right to cure such Material Breach in a reasonable period of time (in no event to exceed 90 days).
     (ii) The Breaching Shareholder may submit to arbitration the determination of the existence of a Material Breach and the damages resulting from such a breach, and either the Breaching Shareholder or the other Shareholder (the “Non-Breaching Shareholder”) may submit to arbitration the determination of damages, which will be arbitrated under the baseball arbitration method provided in the Option Agreement.

     (iii) If the damages for the Material Breach have not been paid in full six months after determination, the Non-Breaching Shareholder shall have the right to purchase from the Breaching Shareholder all of such Breaching Shareholder’s Share in accordance with Section 1(b) of the Option Agreement. The remedy provided in this Section 14.3(e) shall be in addition to other remedies available under this Agreement.
ARTICLE 15
Disputes Among Shareholders
          Section 15.1 Management Mediation. In the event that a dispute relating to this Agreement arises between the Shareholders, good faith discussions and negotiations shall be conducted by a designated management representative of each Shareholder to resolve such dispute. If such representatives are unable to resolve the dispute within 10 Business Days after the initial request for negotiations at this level, then the matter shall be referred to the most senior executive officer of each Shareholder, who shall attempt, through good faith negotiations and discussions, to resolve the dispute within five Business Days immediately following such initial 10 Business Day period. If the dispute is not resolved within the aforementioned five Business Day period, then the matter may be submitted for binding arbitration as provided in Section 15.2. This Section 15.1 shall not apply to or limit the right of a Shareholder to seek a temporary restraining order or other provisional or permanent remedy to preserve the status quo or to prevent irreparable harm.
          Section 15.2 Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, that has not been resolved after compliance with Section 15.1 shall be settled by binding arbitration in the following manner:
          (a) If a Shareholder intends to commence arbitration to resolve a dispute arising under this Agreement, such Shareholder shall provide written notice (the “Arbitration Request”) to the other Shareholder of such intention and the issues for resolution. Within five Business Days after the receipt of the Arbitration Request, the other Shareholder may, by written notice, add additional issues for resolution; provided that such issues are eligible for arbitration under this Section 15.2.
          (b) Arbitration shall be held in New York City, New York under the CPR Rules for Non-Administered Arbitration. The arbitration shall be conducted by three arbitrators who are knowledgeable in the subject matter at issue in the dispute. One arbitrator will be selected by each Shareholder, and the third arbitrator will be selected by mutual agreement of the two arbitrators selected by the Shareholders. Each party shall submit to such arbitrators its proposed ruling and remedy for each issue that is the subject of arbitration. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. Any such award and decision shall reflect the proposed ruling and remedy of one of the Shareholders as to each disputed issue. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder. The arbitrators shall also be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Shareholders (except for any other remedies set forth in this Agreement). The arbitrators may proceed to an award, notwithstanding the failure of either Shareholder to participate in the proceedings. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.
          Section 15.3 Costs. Unless and until otherwise agreed or determined in the course of any mediation or arbitration proceeding pursuant to Section 15.1 or 15.2, each Shareholder shall bear its own costs of the mediation and arbitration.
ARTICLE 16
Miscellaneous
          Section 16.1 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Shareholder in accordance with this Section 16.1:
if to PGIO:
Procter & Gamble International Operations, SA
c/o The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Attention: Corporate Secretary
Facsimile: 513-983-2611
with a copy (which shall not constitute notice) to:
Covington & Burling LLP
1330 Avenue of the Americas
New York, New York 10019
Attention: Scott F. Smith
Facsimile: 646-441-9056
if to IMS:
Inverness Medical Switzerland GmbH
c/o Inverness Medical Innovations Inc.
51 Sawyer Road
Suite 200
Waltham, MA 02453
Attention: General Counsel
Facsimile Number: 781-647-3939

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Scott F. Duggan
Facsimile: 617-523-1231
if to the Company:
SPD Swiss Precision Diagnostics GmbH
c/o Procter & Gamble International Operations, SA
SBC Saconnex Business Centre
207 route de Ferney
CH-1218 Grand-Saconnex
Geneva, Switzerland
Attention: General Counsel
Facsimile: +41-22-709-8658
with a copy (which shall not constitute notice) to:
Inverness Medical Switzerland GmbH
c/o Inverness Medical Innovations Inc.
51 Sawyer Road
Suite 200
Waltham, MA 02453
Attention: General Counsel
Facsimile Number: 781-647-3939
with a copy (which shall not constitute notice) to:
Procter & Gamble International Operations, SA
c/o The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Attention: Corporate Secretary
Facsimile: 513-983-2611
All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.
          Section 16.2 Definitions

          The following terms shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):
          “Accounting Period” means the Fiscal Year, or any period of shorter duration commencing upon the Closing Date or the day following the last day of the preceding Accounting Period and terminating upon the earlier of (a) the last day of the Fiscal Year or (b) the day preceding the effective date of (i) the admission of any new Shareholder, (ii) any other change in the relative interests of the Shareholders (including PGUS’s exercise of any Option under the Option Agreement), (iii) a Transfer by any Shareholder, (iv) a sale of substantially all the assets of the Company, (v) the termination of the Company for federal income tax purposes, (vi) the dissolution of the Company and (vii) any other similar transaction or event, as determined by the Board of Managers.
          “Adjusted Capital Account Deficit” means, with respect to any Shareholder, the deficit balance, if any, in such Shareholder’s Capital Account as of the end of the relevant taxable period, after giving effect to the following adjustments:
          (i) credit to such Capital Account any amounts that the Shareholder is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and
          (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.
          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
          “Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls 50% or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation); provided, however, that solely for purposes of this Agreement, the Company shall not be deemed to be an “Affiliate” of any party hereto (or such parties’ other Affiliates).
          “Articles of Incorporation” shall refer to the Articles of Incorporation of the Company as filed and registered from time to time with the commercial register at the registered seat of the Company.
          “Bankrupt Shareholder” has the meaning set forth in Section 14.2.
          “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended.
          “Breaching Shareholder” has the meaning set forth in Section 14.1.

          “Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City or Geneva, Switzerland are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.
          “Capital Contribution” means, with respect to each Shareholder, such Shareholder’s contribution to the Company with respect to its Share (Leistung auf die Stammeinlage) as defined in the CO.
          “Cardiology Field” has the meaning set forth in the IMA License Agreement.
          “Carve Out Business” has the meaning set forth in Section 13.1(b).
          “Change of Control” shall be deemed to have occurred, with respect to a Shareholder, if the event set forth in any one of the following paragraphs shall have occurred:
          (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of such Shareholder (not including in the securities beneficially owned by such Person any securities acquired directly from such Shareholder other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from such Shareholder) representing 50% or more of (i) the then outstanding shares of common stock of such Shareholder or (ii) the combined voting power of such Shareholder’s then outstanding voting securities entitled to vote generally in the election of directors; or
          (b) there is consummated a merger or consolidation of such Shareholder or any direct or indirect Subsidiary of such Shareholder with any other corporation, other than a merger or consolidation pursuant to which (i) the voting securities of such Shareholder outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of such Shareholder or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (ii) no Person will become the Beneficial Owner, directly or indirectly, of securities of such Shareholder or such surviving entity or any parent thereof representing 50% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation); or
          (c) the stockholders of such Shareholder approve a plan of complete liquidation or dissolution of such Shareholder or there is consummated an agreement for the sale or disposition by such Shareholder of all or substantially all of such Shareholder’s assets, other than a sale or disposition by such Shareholder of all or substantially all of such Shareholder’s assets to an entity, (i) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of such Shareholder in substantially the same proportions as their ownership of such Shareholder immediately prior to such sale and (ii) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of such Shareholder representing 50% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition).
          “CO” means the Swiss Federal Code of Obligations, as amended from time to time.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.
          “Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.
          “Company to IMA License Agreement” means the License Agreement by and between the Company and IMA, dated as of the date hereof.
          “Company to P&G License Agreement” means the License Agreement by and between the Company and P&G, dated as of the date hereof.
          “Consumer Channel” has the meaning set forth in the IMA License Agreement.
          “Contracting Party” has the meaning set forth in Section 2.3.
          “Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.
          “Depreciation” shall mean for any taxable period or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that with respect to any asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for federal income tax purposes bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

          “Diabetes Field” has the meaning set forth in the IMA License Agreement.
          “Distributable Cash” means the excess of the Company’s positive cash flow on a consolidated basis over the Company’s consolidated working capital needs. The Company’s positive cash flow on a consolidated basis shall mean the excess of consolidated cash receipts (excluding the proceeds of any borrowing by the Company or any Subsidiary thereof) over consolidated cash disbursements for any given period. The Company’s working capital needs shall be determined by the Board of Managers in accordance with the Business Plan and Budget and shall include reasonable reserves (including the reserves established by the Chief Financial Officer pursuant to Section 11.2 of this Agreement) for current and future operating expenses, debt service, business expansion and acquisitions, contingencies and emergencies.
          “Excluded Fields” means the Diabetes Field, the Cardiology Field and the Oral Care Field, as such terms are defined in the IMA License Agreement.
          “Fair Market Value” means, on any date with respect to any asset owned by any Person, the cash amount that a willing seller not compelled to sell would reasonably expect to receive for such asset in a current sale to a willing buyer not compelled to buy.
          “Field” has the meaning set forth in the IMA License Agreement.
          “Financial Investor” means an investor, other than an operating company or a Subsidiary, division, unit or business segment of an operating company engaged primarily in investing activities, that purchases the equity securities of another Person, whether or not such purchases or equity securities are registered under the Securities Act, based on the prospect of financial gain.
          “Fiscal Year” of the Company means 12-month period ending on June 30.
          “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time and applied on a consistent basis.
          “Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.
          “Gross Asset Value” shall mean, with respect to any Company asset, such asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Shareholder to the Company shall be the gross Fair Market Value of such asset, as agreed between the Company and the contributing Shareholder in connection with the contribution or, in the absence of such an agreement, as determined by the Board of Managers;
     (ii) The Gross Asset Value of the Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account), as determined by the Board of Managers, as of the following times: (w) the acquisition of an additional interest in the Company by any new or existing Shareholder in exchange for more than a de minimis Capital Contribution; (x) the distribution by the Company to a Shareholder of more than a de minimis amount of Company property as consideration for an interest in the Company; (y) the issuance of Shares as consideration for the provision of services to or for the benefits of the Company; and (z) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (x) and (y) above shall be made only if the Board of Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Shareholders in the Company;
     (iii) The Gross Asset Value of any Company asset distributed to any Shareholder shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers; and
     (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Board of Managers determine that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).
          If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
          “IMA License Agreement” has the meaning set forth in Section 2.8(n).
          “Initial Period” means the two-year period from the date of this Agreement.
          “Initial Term” has the meaning set forth in Section 1.1.
          “Intellectual Property” means any or all of the following (in each case in any domestic or foreign jurisdiction): (a) patents (including utility patents, petty patents, design patents and certificates of invention) and applications therefor (including provisional, non-provisional, converted provisional and continued prosecution applications) and all reissues, reexaminations, revalidations, divisionals, renewals, extensions or restorations (including any supplementary protection certificate and the like), provisionals, continuations and continuations-in-part thereof; (b) inventions, discoveries and ideas (whether patentable or not), (c) trade secrets, proprietary information, know how, confidential information, technology, technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any person; (d) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, and writings and other works that are the subject matter of such copyrights; (e) trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing, and the registrations and applications for registration of any of the foregoing; (f) databases and data collections and all rights therein; (g) computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; and (h) Web addresses, sites and domain names.
          “Intellectual Property Rights” shall mean, collectively, any and all rights in, to and under Intellectual Property, including patent rights, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the Laws of any Governmental Entity, including all applications and registrations relating to the foregoing.
          “Law” means any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity.
          “Legal Proceeding” means any investigation, claim, action, suit, complaint, dispute, audit, demand, litigation or judicial, administrative or arbitration proceeding.
          “Lien” any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by any contract or by operation of law.
          “Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise), or results of operations of an entity.
          “Material Breach” means a breach of this Agreement or the US JV LLC Agreement that (a) would reasonably be expected to have a Material Adverse Effect on the Company and the US JV on a combined basis or (b) would materially impair the Company’s or the US JV’s ability to pursue its businesses.
          “Net Profits” and “Net Losses” means the net income or net loss of the Company (including capital gains and losses) as determined in accordance with the accounting methods followed by the Company for federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B) and treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B). For purposes of computing Net Profits and Net Losses, gain or loss resulting from the disposition of property, which gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis. In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss for federal income tax purposes, there shall be taken into account Depreciation. In addition: (i) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset

Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Losses; and (ii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to sections 5.7(g), (h), (i), (j) and (k) hereof shall not be taken into account for purposes of computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to sections 5.7(g), (h), (i), (j) and (k) hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Losses.”
          “Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.
          “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.
          “Non-Selling Shareholder” has the meaning set forth in Section 7.1(f)(i)(2).
          “Option Agreement” means the Option Agreement, dated the date hereof, among the Company, the US JV, IMA, IMS, Procter & Gamble RHD, Inc., and PGIO.
          “P&G License Agreement” has the meaning set forth in Section 2.8(n).
          “Percentage Interest” means a Shareholder’s aggregate economic percentage interest in the Company as determined by dividing the number of Shares owned by such Shareholder by the number of Shares then owned by all Shareholders. The Percentage Interest of each of the Shareholders as of the effective date of this Agreement is 50.000%.
          “Person” means an individual, corporation, limited liability company, limited liability partnership, partnership, trust, or unincorporated association, or a government or any agency or political subdivision thereof.
          “Renewal Term” has the meaning set forth in Section 1.1.
          “Representative” means, with respect to a Person, such Person’s legal and internal and independent accounting advisors and representatives.
          “Required Working Capital Balance” has the meaning set forth in Section 11.2.
          “Restricted Third Party” has the meaning set forth in Section 7.1(c).
          “Sale Event” means (a) a merger or consolidation of the Company with or into another entity (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated entity immediately following such event is held by persons or entities who were Shareholders immediately prior to such event); (b) the sale, license or transfer of all or substantially all of the properties and assets of the Company; (c) any acquisition by any Person (or group of affiliated or associated Persons) of beneficial ownership of a majority of the Share Capital in a single transaction or a series of related transaction or (d) any other change of control of 50% or more of the outstanding voting power of the Company; in each case in a single transaction or a series of related transactions.

          “Schedule I” shall refer to the Schedule of Shareholders to be maintained by the Company.
          “Selling Shareholder” has the meaning set forth in Section 7.1(f)(i).
          “Share” means, with respect to each Shareholder, such Shareholder’s entire interest (Stammanteil) in the Company. Each Shareholder shall hold one Share only, but the par value of each Share may vary.
          “Share Capital” means the Company’s registered capital (Stammkapital) as defined in the CO.
          “Share Capital Percentage” means the percentage of the Company’s Share Capital represented by a Shareholder’s Share.
          “Shareholder In-License Agreements” have the meaning set forth in Section 7.1(e).
          “Shareholder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Treasury Regulations.
          “Shareholder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Shareholder Nonrecourse Debt, equal to the Shareholder Minimum Gain that would result if such Shareholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.
          “Shareholder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.
          “Strategic Investor” means, with respect to any Person, an operating company or a Subsidiary of an operating company that (whether directly or through one or more Subsidiaries) (a) conducts business in the same industry as that in which such Person conducts business (or in an industry functionally related to the industry in which such Person conducts business) that purchases the equity securities of such Person in one or more strategic transactions, or (b) develops, manufactures, licenses or sells products, services or technology that are of key importance to, or are reasonably likely in the future to be of key importance with respect to, a strategic transaction involving the purchase of equity securities of such Person, in each case whether or not such purchases or equity securities are registered under the Securities Act.
          “Subsidiary” means, with respect to any Person, an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries.
          “Tax Year” means the 12-month period ending on June 30.
          “Term” has the meaning set forth in Section 1.1.

          “Third Party” means any Person other than the Company, the Shareholders and their Permitted Transferees.
          “Transaction Agreements” has the meaning set forth in the IMS Contribution Agreement.
          “Transfer” means, whether directly or indirectly by merger, operation of law or otherwise (including through a transaction involving the equity or other ownership interest of a Subsidiary), any sale, assignment, conveyance, transfer, donation or any other means to dispose of, or pledge, hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer any Lien of any interest in the Company (whether profits, management, Shares, Share Capital Percentage).
          “Transferring Shareholder” has the meaning set forth in Section 7.1(c).
          “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.
          “US JV” means US CD LLC, a Delaware limited liability company.
          “US JV LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of the date of this Agreement, by and between Inverness Medical Innovations, Inc., Procter & Gamble RHD, Inc. and US JV.
          Section 16.3 Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “or” is not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, and all exhibits, appendices, schedules or other attachments thereto; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article,” “Section,” “Clause,” “Exhibit” or “Schedule” refer to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement; and (k) except with respect to the Shareholders’ initial Capital Contributions, references to monetary amounts shall be denominated in United States Dollars.
          Section 16.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
          Section 16.5 Entire Agreement. This Agreement and the Schedules hereto contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.
          Section 16.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies.
          Section 16.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
          Section 16.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          Section 16.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Shareholder. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          Section 16.10 Amendments; Waiver. Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every party hereto. No consent to, or waiver, discharge or release (each, a “Waiver”) of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

          Section 16.11 Further Assurances. The Company and each Shareholder shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be necessary or appropriate with respect to the formation, valid existence, and termination (when appropriate) of the Company and to otherwise carry out the purposes and intent of this Agreement.
          Section 16.12 Amendment to CO. The Shareholders are aware that an amendment to the CO in connection with limited liability companies (GmbH) is envisaged to enter into force in the course of 2007. The Shareholders agree to negotiate in good faith any amendment to (a) the Articles of Incorporation, (b) this Agreement and (c) any related document to the extent necessary to reflect the Shareholders’ common economic understanding of the Agreement once the amendment of the CO with respect to the limited liability companies (GmbH) has entered into force.
          Section 16.13 Relationship. This Agreement does not constitute any Shareholder, Manager, or any employee or agent of the Company as the agent or legal manager of any Shareholder for any purpose whatsoever and no Shareholder, Manager, or any employee or agent of the Company is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Shareholder or to bind any Shareholder in any manner or thing whatsoever.
          Section 16.14 Equitable Remedies. Each party acknowledges that no adequate remedy of Law would be available for a breach of this Agreement, and that a breach of any of such Sections or Articles of this Agreement by one party would irreparably injure the other and accordingly agrees that in the event of a breach of any of such Sections or Articles of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 16.14 is intended to exclude the possibility of equitable remedies with respect to breaches of other Sections or Articles of this Agreement.
          Section 16.15 Fees and Expenses. Each party shall be responsible for any legal and other fees and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.
          Section 16.16 * * *.

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          Section 16.17 Ancillary Restraints. With respect to those clauses of Section 12.1, Section 13.1 and Section 13.3 that constitute a restrictive practice as defined in the Israeli Restrictive Trade Practices Law (1988), receipt by the Parties of an exemption with respect thereto under applicable Israel law shall be a condition precedent to the effectiveness of such clauses in Israel, provided that in the event such exemption is received, this sentence shall, to the extent of such exemption, automatically be of no further force and effect.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

INVERNESS MEDICAL SWITZERLAND GmbH

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger
Title: Manager

PROCTER & GAMBLE INTERNATIONAL OPERATIONS, SA

By:	/s/ Andreas Demmer
Name: Andreas Demmer
Title: Director

By:	/s/ Claus Michael Lindner
Name: Claus Michael Lindner
Title: Director

SPD SWISS PRECISION DIAGNOSTICS GmbH

By:	/s/ Geoffrey Jenkins

Name: Geoffrey Jenkins
Title: Director
[Signature Page to Shareholder Agreement]

SCHEDULE I
Shareholders; Shares; Capital Contribution

	Share	Capital Contribution
Shareholder	(Stammeinlage)	(Leistung auf Stammeinlage)
Procter & Gamble International Operations, SA	1	CHF 1,000,000

Inverness Medical Switzerland GmbH	1	CHF 1,000,000

Total	2	CHF 2,000,000

SCHEDULE II
Initial Business Plan
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SCHEDULE III
Restricted Third Parties
As used in the Agreement to which this Schedule III is attached, “Restricted Third Parties” means each of the following Persons and their respective Affiliates:
     * * *

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SCHEDULE 12.2(a)
Timing of Presentation and Implementation Parameters
[To be developed after the date of this Agreement in accordance with Section 12.2(a).]

SCHEDULE 13.1(a)(2)
Non-Compete Exception — P&G Existing Business
* * *

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SCHEDULE 13.1(a)(3)
Non-Compete Exception — IMS Existing Business
The business of * * *.

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SCHEDULE 16.16
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